Exhibit 10.18

AMENDMENT AND RESTATMENT

OF THE

ROTECH HEALTHCARE INC. EMPLOYEES PLAN

Amendment and Restatement Effective January 1, 2011

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ROTECH HEALTHCARE INC. EMPLOYEES PLAN

Amended and Restated Effective January 1, 2011

W I T N E S S E T H:

WHEREAS, effective March 26, 2002, Rotech Healthcare Inc. (the “Company”) established the Rotech Medical Corporation Employees Plan (the “Plan”), a profit sharing plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Plan was adopted to hold qualifying employer securities as described in Section 407(d)(5) of ERISA and to be considered an eligible individual account plan as described in Section 407(d)(3) of ERISA; and

WHEREAS, the Plan was established in connection with the acquisition of the business of Rotech Medical Corporation pursuant to the Second Amended Joint Plan of Reorganization of Rotech Medical Corporation and Its Subsidiaries Under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court for the District of Delaware on February 13, 2002 (the “Bankruptcy Plan”); and

WHEREAS, pursuant to the Bankruptcy Plan and in connection with the acquisition of the business of Rotech Medical Corporation, the Company immediately and irrevocably contributed 250,000 shares of Series A Convertible Preferred Stock of the Company to the Plan; and

WHEREAS, Section 9.01 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time; and

WHEREAS, the Plan was amended during December, 2002, for compliance with the applicable requirements of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) which are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder;

WHEREAS, the Plan was subsequently amended and restated the Plan effective January 1, 2003 to provide for full and immediate vesting and to change the name of the Plan to the “Rotech Healthcare Inc. Employees Plan”; and

WHEREAS, the Plan is hereby amended and restated in the form set forth herein as of January 1, 2011 to (i) incorporate prior amendments and modifications to the Plan; (ii) comply with the final regulations under Section 415 of the Internal Revenue Code of 1986, as amended, the Pension Protection Act of 2006, the Heroes Earnings Assistance and Relief Tax Act of 2008, and the Workers, Retirees and Employer Recovery Act of 2008; and (iii) reflect additional changes as of such date.

NOW, THEREFORE, the Board hereby adopts the Plan as follows:

ARTICLE I

Definitions

When used herein, the following terms shall have the following meanings unless the context clearly indicates otherwise:

Section 1.01 Affiliated Entity - An entity, regardless of whether or not such entity has adopted the Plan, within the controlled or affiliated service group of an Employer, as determined by Sections 414(b), (c), (m) and (o) of the Code and, solely for purposes of Section 3.03, as determined under the rules set forth in Section 415(h) of the Code.

Section 1.02 Annual Compensation - The total of cash compensation including bonuses and overtime paid to a Member by an Employer during the Plan Year (regardless of when earned) while a Member of the Plan, and reported on the Member’s Form W-2 for income tax purposes plus all amounts not includable as gross income by reason of Section 402(e)(3) of the Code for deferrals made under Section 401 (k) of the Code and all amounts not includable as gross income under Section 125 and Section 132(f) of the Code, but excluding commissions, reimbursement for expenses and Employer contributions paid under this Plan or any qualified deferred compensation plan or any welfare plan, except as provided above. In any Plan Year in which a Member was not a Member of the Plan at the beginning of the year, his Annual Compensation shall be deemed to be remuneration as determined above for that portion of the Plan Year during which he is a Member.

Notwithstanding anything in the Plan to the contrary, effective January 1, 2009, (i) an individual receiving a differential wage payment, as defined under Code Section 3401 (h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Annual Compensation for purposes of applying the Code, to the extent required by law or as otherwise provided herein, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(l)(C) by reason of any contribution or benefit which is based on the differential wage payment. The Plan shall be interpreted in accordance with and operated in compliance with the requirements of the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”) and the guidance issued pursuant thereto.

Notwithstanding the above, the Annual Compensation of each Member taken into account under the Plan shall not exceed the two hundred forty-five thousand dollar ($245,000) limit under Section 401(a)(17)(A) of the Code, as such amount shall from time to time be adjusted by the Secretary of the Treasury for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code (the “401(a)(17) Limit”). If Annual Compensation shall be determined over a period that contains less than 12 calendar months, the annual limit on Annual Compensation shall be an amount equal to the 401(a)(17) Limit for the calendar year in which the period begins multiplied by the ratio obtained by dividing the number of full months in the period by 12. Annual Compensation shall not include earnings from an Employer during any period when an Employee was not a Member. For the first Plan Year of a Member’s participation in the Plan only, (i) if the Member’s Entry Date is January 1 of such Plan Year, such Member’s Annual Compensation shall be limited under the Plan to the full amount of the 401(a)(17) Limit, and (ii) if the Member’s Entry Date is July 1 of such Plan Year, such

Member’s Annual Compensation shall be limited under the Plan to one-half of the amount of the 401(a)(17) Limit. The cost-of-living adjustment in effect for a calendar year shall apply to Annual Compensation for the determination period that begins with or within such calendar year.

Section 1.03 Beneficiary - The person designated to receive payments in the event of the death of a Member, as more fully set forth in Section 6.07 hereof.

Section 1.04 Board - The board of directors of the Company.

Section 1.05 Code - The Internal Revenue Code of 1986, as amended from time to time.

Section 1.06 Committee - The Committee appointed by the Board to administer the Plan.

Section 1.07 Company - Rotech Healthcare Inc., a Delaware corporation, and any successor in interest.

Section 1.08 Company Stock - Shares of common or preferred stock of the Company.

Section 1.09 Deferred Retirement Date - The first day of the month following a Member’s Severance from Employment on or after the attainment of the Member’s Normal Retirement Date.

Section 1.10 Direct Rollover - A payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

Section 1.11 Distributee - A Member, the Member’s surviving Spouse and the Member’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code. Effective January 1, 2009, a Distributee shall also include a non-Spouse distributee who is a designated Beneficiary (as defined in Section 401(a)(9)(E) of the Code) of the Member.

Section 1.12 Eligible Employee - Any Employee other than (i) any Employee who is covered by a collective bargaining agreement between employee representatives and any Employer which does not specifically provide for participation of the represented Employees in the Plan or (ii) a Leased Employee.

Section 1.13 Eligible Rollover Distribution - Any distribution of all or any portion of the balance of a qualified pension plan (within the meaning of Section 3(2) of ERISA) to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Company Stock); any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code, which is attributable to the Distributee’s elective contributions, under Treasury Regulation Section 1.401(k)-(d)(2)(ii); any other amount that is distributed from the Plan or any other Plan on account of hardship; and any other distribution that is hereafter not an eligible rollover distribution under applicable law.

Section 1.14 Eligible Retirement Plan - An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403 (a) of the Code or a qualified trust described in Section 401(a) of the Code, in each case which accepts the Distributee’s Eligible Rollover Distribution. An Eligible Retirement Plan is also an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred thereto from this Plan. Effective as of January 1, 2008, an Eligible Retirement Plan shall include a Roth IRA described in Section 408A of the Code (subject to the restrictions therein). The definition of “Eligible Retirement Plan” shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. In the case of an Eligible Rollover Distribution to a surviving Spouse, an Eligible Rollover Plan is an individual retirement account, an individual retirement annuity or, effective as of January 1, 2008, a Roth IRA described in Section 408A of the Code (subject to the restrictions therein).

Effective with respect to distributions made on or after January 1, 2009, in the case of a Nonspouse Rollover, an Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code or a Roth IRA described in Section 408A of the Code that is established for the benefit of such nonspousal Distributee. In order for such Eligible Retirement Plan to accept a Nonspouse Rollover on behalf of a nonspousal distributee, (1) a direct trustee-to-trustee transfer must be made to such Eligible Retirement Plan and shall be treated as an Eligible Rollover Distribution for purposes of the Code, (2) the individual retirement plan shall be treated as an inherited individual retirement account or individual retirement annuity (within the meaning of Section 408(d)(3)(C) of the Code) for purposes of the Code, and (3) Section 401(a)(9)(B) of the Code (other than clause (iv) thereof) shall apply to such plan. Any Nonspouse Rollover shall be made in accordance with the Pension Protection Act of 2006, Internal Revenue Service Notice 2007-7, Internal Revenue Service Notice 2008-30 and any subsequent guidance.

Section 1.15 Employee - Any person who performs services for an Employer as an employee including, to the extent required therein, “leased employees” within the meaning of Section 414(n)(2) of the Code. Notwithstanding the foregoing, the term “Employee” shall not include leased employees covered by a plan described in Section 414(n)(5)(B) of the Code, if leased employees constitute less than 20% of the Company’s non-highly compensated workforce within the meaning of Section 414(n)(5)(C)(ii) of the Code.

Section 1.16 Employer - The Company, and each subsidiary, or affiliate of the Company, that shall elect to join the Plan with the approval of the Board.

Section 1.17 Employer Contributions - The contributions made to the Plan by or on behalf of an Employer pursuant to Section 3.01 hereof.

Section 1.18 Employment Commencement Date - The later of the date that an Employee (i) completes his first Hour of Service for an Employer or Affiliated Entity, on or after the Original Effective Date or (ii) completes his first Hour of Service for an Employer or Affiliated Entity following a Severance from Employment after the Original Effective Date, provided such person is not employed or reemployed by an Employer or Affiliated Entity within twelve (12) months of his Severance from Employment.

Section 1.19 Entry Date - Each January 1 and July 1.

Section 1.20 ERISA - The Employee Retirement Income Security Act of 1974, as amended from time to time.

Section 1.21 Exchange Act - The Securities Exchange Act of 1934, as amended from time to time.

Section 1.22 Hour of Service - Each hour for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer for the performance of duties during the applicable computation period; these hours shall be credited to the Employee for the computation period or periods in which the duties were performed.

“Hour of Service” shall also mean each hour for which back pay, irrespective of mitigation of damages, or vacation, holiday, illness, incapacity (including disability), jury duty, military duty, leave of absence, retroactive or layoff pay has been either awarded or agreed to be paid by an Employer to an Employee for a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated). These hours shall be determined in accordance with the rules set forth in Department of Labor Regulations Section 2530.200b-2(b) and shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made, as determined under rules set forth in Department of Labor Regulations Section 2530.200b-2(c). However, no more than five hundred one (501) Hours of Service shall be credited pursuant to this paragraph for any single continuous period described in this paragraph during which no duties are performed.

The crediting of an Hour of Service shall be made with reference to a particular period under either of the preceding paragraphs, but not both.

An Employee shall receive credit for forty (40) Hours of Service per week if (i) the Employee did not receive credit for Hours of Service pursuant to the foregoing, (ii) it is before the Employee’s Normal Retirement Date, and (iii) the Employee is absent from work because of:

(a) service in the Armed Forces of the United States; or

(b) an authorized leave of absence for sickness, vacation or sabbatical, granted in writing and for a period not in excess of two (2) years, or a temporary layoff for less than twelve (12) months. Such leaves of absence shall be authorized in a uniform and nondiscriminatory manner.

Notwithstanding anything contained herein to the contrary, an Employee shall receive no credit for Hours of Service pursuant to the preceding paragraph, unless the Employee returns to the employ of an Employer within ninety (90) days following the termination of the relevant period described in the preceding paragraph or within any longer period prescribed by law or granted by the Plan Administrator.

Notwithstanding anything else contained herein to the contrary, (i) an Employee shall be credited with Hours of Service, if such credit is required by any Federal law, and (ii) the term “Employer” for the purposes of this definition shall include Affiliated Entities.

Section 1.23 Individual Account - A Member’s accrued benefits account as defined in Section 5.01 hereof.

Section 1.24 Leased Employee - A person who is not an employee of the Employer or an Affiliated Entity and who provides services to the Employer or an Affiliated Entity if:

(a) such services are provided pursuant to an agreement with the Employer or an Affiliated Entity,

(b) such person has performed such services for the Employer or an Affiliated Entity on a substantially full-time basis for a period of at least 1 year, and

(c) such services are performed under the primary direction or control of the Employer or Affiliated Entity.

Section 1.25 Member - A person who (i) is an Eligible Employee and commenced participation in the Plan in accordance with Article II hereof or (ii) participated in the Plan in accordance with Article II hereof and has a credit balance in his Individual Account.

Section 1.26 Named Fiduciary - The Plan Administrator.

Section 1.27 Nonspouse Rollover - An Eligible Rollover Distribution made to a nonspousal Distributee.

Section 1.28 Normal Retirement Date - The time a person attains age 65.

Section 1.29 Original Effective Date - March 26, 2002.

Section 1.30 Person - As set forth in Section 13(d) and 14(d) of the Exchange Act.

Section 1.31 Plan - This Rotech Healthcare Inc. Employees Plan, as it may be amended from time to time.

Section 1.32 Plan Administrator - The Company.

Section 1.33 Plan Year - The period from the Original Effective Date to December 31, 2002 and thereafter the calendar year commencing with January 1, 2003.

Section 1.34 Plans - All plans of Employers and Affiliated Entities qualified under Part I, Subchapter D, chapter 1 of Subtitle A of the Code, including any simplified employee pension plan as defined in Section 408(k) of the Code.

Section 1.35 Restatement Effective Date - January 1, 2011.

Section 1.36 Severance from Employment - The earliest of (i) the date a person quits, retires or is discharged from service with all Employers and Affiliated Entities, (ii) the date a person dies or (iii) the date following a one-year period during which a person is absent from service with all Employers and Affiliated Entities for any other reason.

Section 1.37 Spousal Consent - Written and notarized consent by a Member’s Spouse waiving the right to a death benefit otherwise payable to the Spouse under the Plan, which includes acknowledgment by the Spouse of the effect of such waiver.

Section 1.38 Spouse - The person recognized as the Member’s legal spouse under Federal law. A Member shall, in the Plan Administrator’s sole discretion, be deemed not to have a Spouse if the Member or a Beneficiary establishes to the satisfaction of the Plan Administrator that the person recognized as the Member’s legal spouse cannot be located. The Plan Administrator shall be entitled to rely upon a representation of a Member that the Member has no Spouse.

Section 1.39 Trust Agreement - The Agreement or Agreements with the Trustee or Trustees referred to in Section 4.01 hereof.

Section 1.40 Trustee - The Trustee or Trustees designated pursuant to the Trust Agreement.

Section 1.41 Trust Fund - The assets of the Trust held by the Trustee under the Trust Agreement.

Section 1.42 Valuation Date - The last business day of the month of December and any other date or dates selected by the Plan Administrator with the consent of the Trustee.

Section 1.43 USERRA - The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended from time to time.

Section 1.44 Year of Service - A one-year period of employment of an Employee with an Employer or Affiliated Entity, the computation of which shall commence with the Employee’s Employment Commencement Date and terminate with the Employee’s Severance from Employment. Notwithstanding the preceding sentence, service in the Armed Forces of the United States during the period the Employer is required to give reemployment rights by law shall be counted towards Years of Service, if an Employee returns to work with the Employer or Affiliated Entity immediately after such termination of service.

Notwithstanding the forgoing, Years of Service credited to a Member prior to the incurrence of a one-year Break in Service shall be disregarded for all Plan purposes until the

Member completes a Year of Service following the occurrence of the most recent one-year Break in Service.

ARTICLE II

Participation

Section 2.01 Eligibility - Each Member in the Plan on the Restatement Date shall continue to be a Member under the Plan. Thereafter each Eligible Employee who is not a Member shall become a Member on the Entry Date that coincides with, or next follows, the completion of two (2) consecutive Years of Service.

Section 2.02 Reemployed Member - Any Eligible Employee who is or was a Member and who is newly employed or reemployed by an Employer shall be eligible to participate in the Plan on the date of said employment or reemployment to the same extent he was previously eligible to participate.

Section 2.03 Enrollment - After receiving such information as the Plan Administrator deems necessary from any Employer prior to each Entry Date, the Plan Administrator shall promptly determine the Eligible Employees and shall promptly notify each such Eligible Employee in writing of the existence of the Plan and of its basic provisions.

ARTICLE III

Contributions

Section 3.01 Employer Contributions - The contribution, if any, by an Employer to the Trust for each Plan Year shall be the amount fixed by each Employer or otherwise made by the Company on behalf of each Employer. Such contribution amount may be recorded in terms of a dollar amount, a percentage of income for the Plan Year, a percentage of Compensation paid or accrued to Members for the Plan Year, in shares of Company Stock or any combination thereof. If an Employer determines to make a contribution for any Plan Year (or a contribution is made on behalf of an Employer), such contribution shall not exceed twenty-five percent (25%) of the compensation (as defined in Section 404(a)(3) of the Code) paid or accrued to all Members of the Plan who are Employees of such Employer in respect of said taxable year plus allowable credit and contribution carryovers, as provided in Section 404(a)(3) of the Code.

Section 3.02 Allocations - The contributions of an Employer with respect to a Plan Year made pursuant to Section 3.01 shall be allocated to the Individual Account of Members (i) who are Eligible Employees of the Employer on the last day of the Plan Year for which such contribution is made or (ii) who are among the Members that were Eligible Employees of the Employer during the Plan Year (a) who retired pursuant to Sections 6.01 or 6.02 or (b) who died during the Plan Year. Contributions made by or on behalf of an Employer shall be allocated to each such Member’s Individual Account in the ratio to which each such Member’s Annual Compensation bears to the Annual Compensation of all such Members for such Plan Year.

Section 3.03 Maximum Annual Additions - The maximum “annual addition”, as hereinafter defined, for any Member shall be the lesser of $49,000 or one-hundred percent (100%) of the Member’s compensation. For purposes of this Section 3.03, the term ‘compensation’ shall include the total of a Member’s wages, salary and other remuneration for personal services received during the Plan Year from the Employer and Affiliated Entities, including the amounts of any “elective deferrals” (as defined in Section 402(g)(3) of the Code). Compensation for this purpose shall include payments to a terminated Member as cash wages for (1) services rendered during regular working hours, including commissions, bonuses or other similar payments, if, absent the Member’s termination, such amount would have been paid while the Member continued in employment, and (2) unused accrued bona fide sick, vacation or other leave, provided the Member could have used such sick, vacation or other leave if his employment had continued, and provided further, that such payments are made to the Member by the later of (a) two and one-half (2 1/2) months after Severance from Employment and (b) the end of the limitation year in which the Severance from Employment occurs.

The “annual addition” for a Member shall be the sum of (i) Employer and Affiliated Entities’ contributions for such Member for the Plan Year (including deferrals under Section 401(k) of the Code) to defined contribution plans and (ii) forfeitures allocated to the account of such Member and resulting from forfeiture provisions of defined contribution plans, if any. If the annual addition for a Member exceeds the limitations set forth above, reductions shall be made first to other defined contribution plans before a reduction is made with respect to allocations under the Plan.

In the event of a miscalculation of a Member’s total Annual Compensation for a Plan Year, which would result in the maximum permitted annual additions being exceeded, the excess shall be allocated to a suspense account for the benefit of the Member whose allocation would otherwise exceed the limits set forth herein. Such suspense account shall not be valued pursuant to Article V and no gains and losses of the Trust Fund shall be allocated to such suspense account. The suspense account on behalf of a Member shall be allocated to the Individual Account of the Member on the next succeeding Valuation Date, to the extent that an allocation would otherwise be made pursuant to Section 3.02; provided the limitations of this Section 3.03 shall not be exceeded. Notwithstanding anything contained herein or in the Trust Agreement to the contrary, if the Plan is or is regarded as terminated, amounts held in such suspense account shall be allocated to the Individual Accounts of Members on the date of termination according to the allocation provisions of Section 3.02. Notwithstanding anything herein to the contrary, in the event the annual additions, as defined under Code Section 415(c)(2), on behalf of a Member in any Limitation Year exceed the limitations of Code Section 415, the Plan may only correct such excess in accordance with the Employee Plans Compliance Resolution System (EPCRS) as set forth in Revenue Procedure 2008-50 or any superseding guidance, including, but not limited to, the preamble of the final Section 415 regulations.

In the event that the Secretary of the Treasury, or his delegate, shall adjust or has adjusted the $49,000 limit imposed herein to reflect cost-of-living increases, such limit shall be increased automatically hereunder effective as of the first day of the Plan Year during which any such adjustment takes effect, to the same extent as provided in any announcement issued by the Secretary of the Treasury or his delegate of an adjustment of such limits.

For the purpose of Section 415 of the Code and this Section, calculations shall be based on the limitation year. For all purposes, the limitation year shall be the Plan Year.

Section 3.04 USERRA - Notwithstanding any provisions of the Plan to the Contrary, benefit and service credit with respect to qualified military service shall be provided in accordance with Section 414(u) of the Code.

ARTICLE IV

Trust Fund

Section 4.01 General - The benefits in this Plan shall be provided by the Trust Fund, which shall consist of Employer Contributions and all investments made therewith and all proceeds thereof and all earnings and profits thereon, less payments made therefrom. The Trust Fund shall be held in accordance with the Plan and the Trust Agreement entered into between the Company and the Trustee. The Trust Agreement may from time to time be amended in the manner provided therein.

ARTICLE V

Members’ Accounts

Section 5.01 Individual Accounts - The Plan Administrator shall establish and cause to be maintained an Individual Account for each Member which shall consist of:

(i)	the Employer Contributions allocable to the Member; and

(ii)	the Member’s allocable share of the income and expenses and realized and unrealized gains and losses of the Trust Fund.

The Individual Account is solely a bookkeeping account and shall represent a Member’s undivided interest in the Trust Fund.

Section 5.02 Valuation - As of each Valuation Date, the Trustee shall determine and report to the Plan Administrator the fair market value of the assets of the Trust Fund and the income and expenses and realized and unrealized gains and losses of the Trust Fund for the period from the last Valuation Date to the current Valuation Date. The Trustee shall allocate such amount among the respective Individual Accounts of the Members (excluding Employees who first became Members during the Plan Year in which the Valuation Date falls) in proportion to their respective account balances.

Section 5.03 Termination of Participation in Trust Fund - After the Valuation Date as of which the benefits of a Member are fully paid pursuant to the provisions of Article VI, VII or X, such Member’s Individual Account shall be closed. Thereafter, neither the Member nor any person claiming under or through him shall participate or have any interest in the Trust Fund.

Section 5.04 Diversification Rights - (a) Effective as of April 1, 2011, a Member or a Beneficiary of any deceased Member shall have the right to divest any or all of the Member’s Individual Account which is invested in Employer securities and to reinvest an equivalent dollar amount (based on the most recent valuation of the Employer securities) in additional investment options as described in Section 5.04(b). Such diversification elections shall be effected once per calendar quarter as soon as practicable following the Employer’s receipt of the valuation of the Employer securities. A Member or a Beneficiary of any deceased Member may direct the portion of his Individual Account attributable to Employer securities that were divested from Employer securities to additional investment options pursuant to this Section 5.04 again into such Employer securities to the extent required by applicable law.

(b) For purposes of Section 5.04, additional investment options shall include at least three (3) investment options other than Employer securities to which the Member may direct the proceeds of divestment of Employer securities required by Section 5.04(a). The additional investment options shall provide a broad range of investment alternatives as contemplated under Section 404(c) of ERISA and the regulations thereunder. From time to time, the Committee may designate other additional investment options, withdraw the designation of an additional investment options, or change the additional investment options to the extent permitted under Code Section 401(a)(35), the regulations thereunder or any other relevant law, regulation or guidance.

ARTICLE VI

Retirement and Death Benefits

Section 6.01 Normal Retirement - Each Member who has a Severance from Employment on attainment of his Normal Retirement Date shall be entitled to a lump sum retirement benefit which can be provided from the Member’s Individual Account.

Section 6.02 Retirement After Normal Retirement Date - A Member may postpone retirement and continue in an Employer’s employ and participate in the Plan after his Normal Retirement Date. In such event, the commencement of the payment of a Member’s retirement benefit shall be deferred until the Member’s Deferred Retirement Date. Upon the Member’s Deferred Retirement Date, the Member shall receive a retirement benefit as if the Member were then retiring pursuant to Section 6.01 hereof.

Section 6.03 Death of Member - If a Member dies before such Member’s Individual Account is distributed under the Plan, a death benefit shall be payable to the Member’s Beneficiary of the Member’s Individual Account. The Plan Administrator may require that any Beneficiary that is not the Member’s Spouse submit information as is needed to verify that the Member had no Spouse at the time of his death or that there was a Spousal Consent to the designation of such Beneficiary. All distributions hereunder of a Member’s Individual Account shall be made as soon as practicable following the Member’s death and shall be based on the value of the deceased Member’s Individual Account determined as of the Valuation Date coinciding with or immediately following his date of death or the Valuation Date immediately preceding commencement of payment of benefits.

Section 6.04 Death While Performing Qualified Military Service - If a Member dies on or after January 1, 2007 while performing qualified military service (as defined under Code Section 414(u)) and such Member would be entitled to reemployment rights with respect to the Employer under USERRA on the date of death, the survivors of the Member are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Member had resumed and then terminated employment on account of death, which benefits shall include receiving service credit for vesting purposes under the Plan for the period of the deceased Member’s qualified military service.

Section 6.05 Time for Payment of Benefits and Valuation - Notwithstanding anything herein to the contrary, unless a Member elects otherwise, in writing, specifying the benefit and time payment is to begin, the payment of benefits pursuant to this Article VI to each Member shall begin not later than the later of sixty (60) days after the close of the Plan Year in which falls (i) the Member’s Normal Retirement Date or (ii) the date the Member incurs a Severance from Employment after the Member’s Normal Retirement Date (unless payment is delayed for administrative reasons).

The amount of any benefit payable under the Plan shall be based upon the value of a Member’s Individual Account at the Valuation Date coinciding with or immediately preceding the commencement of payment of benefits.

Section 6.06 Required Commencement Date - (a) General Rules. The requirements of this Article shall take precedence over any inconsistent provisions of the Plan. All distributions required under this Article shall be determined and made in accordance with regulations under Code Section 401(a)(9).

(b) Definitions For Purposes of this Article.

(i)	Designated Beneficiary. The individual who is designated as the Beneficiary under Section 1.03 of the Plan and is the designated beneficiary under Code Section 401(a)(9) and Treasury Regulation Section 1.401(a)(9)-4, Q&A-l.

(ii)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions commencing before the Member’s death, the first Distribution Calendar Year shall be the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions commencing after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to commence under this Section 6.05. The required minimum distribution for the Member’s first Distribution Calendar Year shall be made on or before the Member’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, shall be made on or before December 31 of that Distribution Calendar Year.

(iii)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9.

(iv)	Member’s Account Balance. The Member’s Account Balance as of the last valuation date in the Valuation Calendar Year increased by the amount of any contributions made and allocated to the Member’s Account Balance as of dates in the Valuation Calendar Year after the valuation date and decreased by distributions made in the Valuation Calendar Year after the valuation date. The Member’s Account Balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(v)

Required Beginning Date. The April 1st following the end of the calendar year in which occurs the later of (x) the Member’s attainment of age seventy and one-half (70 1/2) and (y) the Member’s retirement. Notwithstanding the foregoing, the payment of benefits to a Member who is a 5 percent (5%) owner, as defined in Section 416(i) of the

Code, shall begin not later than the April 1st following the end of the calendar year in which the Member attains age seventy and one-half (70 1/2), whether or not he or she is then employed.

(vi)	Valuation Calendar Year. The calendar year immediately preceding the Distribution Calendar Year.

(c) Time and Manner of Distribution.

(i)	The Member’s interest in his Account shall be distributed, or commence to be distributed, to the Member no later than the Required Beginning Date.

(ii)	If the Member dies before distributions of his benefits commence, the Member’s entire interest in his Account shall be distributed, or shall commence to be distributed, no later than:

(A) If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, then distributions to the surviving Spouse shall commence by the later of (x) December 31 of the calendar year immediately following the calendar year in which the Member died, or (y) December 31 of the calendar year in which the Member would have attained age seventy and one-half (70 1/2).

(B) If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, then distributions to the Designated Beneficiary shall commence by December 31 of the calendar year immediately following the calendar year in which the Member died.

(C) If there is no Designated Beneficiary as of September 30 of the calendar year following the calendar year of the Member’s death, the Member’s entire interest in his Account shall be distributed by December 31 of the calendar year containing the fifth (5th) anniversary of the Member’s death.

(D) If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary and the surviving Spouse dies after the Member but before distributions to the surviving Spouse commence, this paragraph (ii), other than clause (A) of this paragraph (ii) shall apply as if the surviving Spouse were the Member.

For purposes of this Section 6.05(c)(ii) and Section 6.05(e), unless Section 6.05(c)(ii)(D) applies, distributions shall be considered to commence on the Member’s Required Beginning Date. If Section 6.05(c)(ii)(D) applies, distributions shall be considered to commence on the date distributions are required to commence to the surviving Spouse under this Section 6.05(c)(ii). If distributions under an annuity purchased from an insurance company irrevocably commence to the Member before the Member’s Required Beginning Date (or to the Member’s surviving Spouse before the date distributions are required to commence to the surviving Spouse under Section 6.05 (c)(ii)(A)), the date distributions are considered to commence shall be the date distributions actually commence.

(iii)	Unless the Member’s interest in his Account is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions shall be made in accordance with Section 6.05(d) and Section 6.05(e) of this Article. If the Member’s interest in his Account is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury Regulations.

(d) Required Minimum Distributions During Member’s Lifetime.

(i)	During the Member’s lifetime, the minimum amount that shall be distributed for each Distribution Calendar Year is the lesser of:

(A) the quotient obtained by dividing the Member’s Account Balance by the distribution period in the Uniform Lifetime Table Set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year; or

(B) if the Member’s sole Designated Beneficiary for the Distribution Calendar Year is the Member’s Spouse, the quotient obtained by dividing the Member’s Account Balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9, using the Member’s and Spouse’s attained ages as of the Member’s and Spouse’s birthdays in the Distribution Calendar Year.

(ii)	Required minimum distributions shall be determined under this Section 6.05(d) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.

(e) Required Minimum Distributions After Member’s Death.

(i)	If the Member dies on or after the date distributions commence and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the longer of the remaining Life Expectancy of the Member or the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as follows:

(A) The Member’s remaining Life Expectancy shall be calculated using the age of the Member in the year of death (reduced by one for each subsequent calendar year in which such calculation is performed).

(B) If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving Spouse shall be calculated for each Distribution Calendar Year after the year of the Member’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining Life Expectancy of the surviving Spouse shall be calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death (reduced by one for each subsequent calendar year in which such calculation is performed).

(C) If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy shall be calculated using the age of the beneficiary in the year following the year of the Member’s death (reduced by one for each subsequent calendar year in which such calculation is performed).

(D) If the Member dies on or after the date distributions commence and there is no Designated Beneficiary as of September 30 of the calendar year following the calendar year of the Member’s death, the minimum amount that shall be distributed for each Distribution Calendar Year after the calendar year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the Member’s remaining Life Expectancy calculated using the age of the Member in the calendar year of death (reduced by one for each subsequent calendar year in which such calculation is performed).

(ii)	(A) If the Member dies before the date distributions commence and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the calendar year of the Member’s death is the quotient obtained by dividing the Member’s Account Balance by the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as provided in paragraph (i) above.

(B) If the Member dies before the date distributions commence and there is no Designated Beneficiary as of September 30 of the calendar year following the calendar year of the Member’s death, distribution of the Member’s entire interest in his Account shall be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Member’s death.

(C) If the Member dies before the date distributions commence, the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to commence to the surviving Spouse under Section 6.05(c)(ii)(A), this paragraph (C) shall be applied as if the surviving Spouse were the Member.

(f) Election to Allow Members or Beneficiaries to Elect 5-Year Rule. Members or Beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in Section 6.05(c)(ii) and Section 6.05(e)(ii) shall apply to distributions after the death of a Member who has a Designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under Section 6.05(c), or by September 30 of the calendar year which contains the fifth (5th) anniversary of the Member (or, if applicable, surviving Spouse’s) death. If neither the Member’s nor Beneficiary makes an election under this paragraph, distributions will be made in accordance with Section 6.05(c)(ii) and Section 6.06 (e) (ii).

(g) Continuation of 2009 RMDs. Effective January 1, 2009, notwithstanding anything in the Plan to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Member, the joint lives (or joint life expectancy) of the Member and the Member’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will receive those distributions for 2009 unless the Member or Beneficiary chooses not to receive such distributions. Members and Beneficiaries described in the preceding sentence will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence.

Section 6.07 Plan Benefits Paid in Cash - Notwithstanding anything in the Plan to the contrary, including, without limitation, the provisions of Articles VI, VII and X, all Plan benefit payments to Members shall be made in cash and not in shares of Series A Convertible Preferred Stock of the Company.

Section 6.08 Designation of Beneficiary - At any time, and from time to time, each Member shall have the unrestricted right to designate a Beneficiary or change a Beneficiary to whom payments of any undistributed amount of his Individual Account shall be made in the event of the Member’s death. Notwithstanding the preceding sentence, a Member shall be deemed to have designated his Spouse as sole Beneficiary of the Member’s Individual Account, unless the Member obtains Spousal Consent to name another person as Beneficiary. Each such designation shall be evidenced by a written instrument signed by the Member and be on file with the Plan Administrator before his death. If the designated Beneficiary survives the Member, but dies prior to receiving the full amount of the Member’s Individual Account, distribution of the amount shall be made to any successor Beneficiary previously designated by the Member. If any Member shall fail to designate a successor Beneficiary, the successor Beneficiary shall be deemed to be the Beneficiary’s estate. If there is no living Beneficiary or successor Beneficiary at the time of a Member’s death, the Beneficiary shall be deemed to be the Member’s estate.

Section 6.09 Incapacity - If any person to whom a benefit is payable hereunder is an infant or if the Plan Administrator determines that any person to whom such benefit is payable is incompetent by reason of physical or mental disability, the Plan Administrator may cause the payments becoming due to such person to be made to another for his benefit without responsibility of the Plan or the Trustee to see to the application of such payment. Payment made pursuant to this Section 6.08 shall, as to such payment, operate as a complete discharge of the Trust Fund, the Trustee and the Plan Administrator.

Section 6.10 Spendthrift Provision - No benefit payable under the Plan shall, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, garnishment, sale, transfer, assignment, pledge, encumbrance or discharge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefit shall be void; nor shall any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto.

Notwithstanding the foregoing, the Trustee is specifically authorized to comply with any “domestic relations order” which the Plan Administrator determines to be a “qualified domestic relations order.” For this purpose, a “domestic relations order” shall mean any judgment, decree or order (including approval of a property settlement agreement) within the meaning of Section 414(p) of the Code which relates to the provision of child support, alimony payment, or marital property rights to a Spouse, former Spouse, child or other dependent of a Member, and is made pursuant to a State domestic relations law (including a community property law) and a “qualified domestic relations order” shall mean a domestic relations order within the meaning of Section 414(p) of the Code which the Plan Administrator, in its sole discretion and applying uniform rules, determines to meet the following requirements:

(i)	such order assigns to a Member’s Spouse, former Spouse, child or other dependent of the Member, or creates or recognizes the existence of, a right to receive all or a portion of, the Member’s benefits payable under the Plan (hereinafter referred to as the “alternate payee”);

(ii)	such order clearly specifies (1) the name and last known mailing address (if any) of the Member and the name and mailing address of each alternate payee, (2) the amount or percentage of the Member’s benefits to be paid by the Plan to each such alternate payee, or the manner in which such amount or percentage is to be determined, (3) the number of payments or the period to which such order applies, and (4) that the order applies to the Plan; and

(iii)	such order does not (1) require the Plan to provide any type or form of benefits, or any option, not otherwise provided under the Plan, (2) require the Plan to provide increased benefits (determined on the basis of actuarial value), and (3) require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

Upon the Plan Administrator’s receipt of a domestic relations order, it shall promptly notify the Member and any alternate payee of the receipt of such order and the Plan’s procedures for determining whether such order is a qualified domestic relations order. The determination by the Plan Administrator of whether a domestic relations order is a qualified domestic relations order shall be made pursuant to written procedures adopted by the Plan Administrator. During any period in which the issue of whether a domestic relations order is a qualified domestic relations order is being determined, the Plan Administrator shall separately account for the amounts which would have been payable to the alternate payee (“segregated amounts”) during such period if the order had been determined to be a qualified domestic relations order. If within eighteen (18) months of the date on which the first payment would be required to be made under the domestic relations order it is determined that the order is not a qualified domestic relations order, or the issue as to whether such order is a qualified domestic relations order is not resolved, then the Plan Administrator shall cause the segregated amounts (plus any interest thereon) to be paid to the Member or his Beneficiary if payment would have otherwise been made absent such order. Any determination thereafter that an order is a qualified domestic relations order shall be applied prospectively only.

Section 6.11 Proof of Claim - The Plan Administrator may require such proof of death and such evidence of the right of any person to receive payment of a deceased Member’s interest in the Trust Fund as the Plan Administrator may deem reasonable.

Section 6.12 De Minimis Benefits - Notwithstanding anything contained herein to the contrary, in the event the benefit a Member or Beneficiary is entitled to under the provisions of this Article VI does not exceed, and has never exceeded at the time of any prior distribution, $100, the Plan Administrator shall distribute such benefit in a lump sum as soon as practicable after a Member’s Severance from Employment, in lieu of any other benefits hereunder, provided that such payment occurs prior to the participant’s annuity starting date, and such Member or Beneficiary shall then have no further interest in the Plan with respect to the Member’s employment prior to his Severance from Employment. For purposes of this Section 6.11, the value of a Member’s benefit entitlement under the Plan shall be determined without regard to that portion of the Member’s benefit that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii) and 457(e)(16) of the Code.

Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2011, if at the time a Member terminates employment or at any time thereafter, the Member is then entitled to a benefit under the provisions of this Article VI, and the present value of such benefit is $5,000 or less, the Member (or, as the case may be, the Member’s surviving Spouse or Beneficiary) may elect to receive the entire present value in an immediate lump sum cash distribution by providing the appropriate election forms to the Plan Administrator. Effective as of January 1, 2011, if at the time a Member terminates employment or at any time thereafter, the Member is entitled to a benefit under the provisions of this Article VI, and the present value of such benefit is $1,000 or less, the Company shall distribute the entire present value of such amount in an immediate lump sum cash distribution as soon as administratively practicable.

ARTICLE VII

Vesting and Separation Benefits

Section 7.01 Vesting - The interest of each Member in the balance to the credit of his Individual Account shall at all times be immediately and fully vested.

Section 7.02 Manner of Payment - A Member who has a Severance from Employment prior to attaining his Normal Retirement Date, other than by reason of death, shall be entitled to the pay out of his Individual Account upon such Member’s attainment of Normal Retirement Date, in accordance with the provisions of Article VI. Members who have a Severance from Employment prior to the attainment of their Normal Retirement Date, other than by reason of death, and whose Individual Account does not exceed, and has never exceeded at the time of any prior distribution, $100, shall have their Individual Account distributed in a lump sum, as soon as practicable after the later of the Valuation Date following the Member’s Severance from Employment or the Valuation Date following the fifth anniversary of the Original Effective Date of the Plan. Such Member (or such Member’s Beneficiary) shall then have no further interest in the plan with respect to the Member’s employment prior to his Severance from Employment.

Section 7.03 Direct Rollover Transfer to Another Qualified Plan or IRA - Pursuant to Section 401(a)(31) of the Code, under rules established by the Plan Administrator, a Distributee may elect to have any, portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan as a Direct Rollover.

ARTICLE VIII

Plan Administrator, Committee and Trustee

Section 8.01 Duties and Powers of the Plan Administrator - The Plan Administrator shall have all powers necessary to discharge its duties, including but not limited to, the power to interpret or construe the Plan, to establish uniform and nondiscriminatory rules for the administration of the Plan, to determine all questions of eligibility, status and rights of Employees, Members and their Beneficiaries and others hereunder, and to decide any dispute arising hereunder, to the extent discretion on such issue is not delegated to the Committee under the Plan. The Plan Administrator shall also have discretion and authority to interpret Plan terms to reflect the Company’s intent. In the event of a scrivener’s error that renders a Plan term inconsistent with the Company’s intent, the Company’s intent controls, and any inconsistent Plan term is made expressly subject to this requirement. The Plan Administrator shall have such powers with respect to the administration of the Trust Fund as may be conferred upon it by the Trust Agreement. In exercising any discretion allowed by the Plan, the Plan Administrator shall have sole, absolute and final discretionary authority which shall be final and binding on Members and all other parties, to the maximum extent allowed by law.

The Plan Administrator may adopt such rules and regulations as it deems desirable for the conduct of its affairs. It may delegate to any agent, any duties and powers as it deems appropriate.

Section 8.02 Duties and Powers of the Committee - The Board shall select not less than three (3) persons to serve on the Committee. Members of the Committee may be officers, directors, employees of an Employer or others and shall hold office at the pleasure of the Board and shall serve without compensation. Any member of the Committee may resign by giving notice thereof to the Company and to the Committee and such resignation shall become effective at delivery or at any later date specified therein. A vacancy in the Committee shall be filled by the Board. The Committee shall have all the powers necessary to discharge its duties with respect to resolving disputes under the Plan, to the maximum extent permitted by law.

The Committee may adopt such rules and regulations as it deems desirable for the conduct of its affairs and may appoint one of its own members as Chairman and one as Secretary and may appoint one or more agents, who need not be members of the Committee. It may delegate to any agent such duties and powers, both ministerial and discretionary, as it deems appropriate excepting only that any dispute shall be determined by the Committee. A majority of the Committee then in office shall constitute a quorum for the transaction of business. Any determination of the Committee shall be made by a majority of the quorum or by unanimous approval of its members, if there are only two members in office at the time.

Section 8.03 Trustee - The Board will appoint the Trustee, and thereafter, subject to the provisions of the Trust Agreement, may at any time terminate the appointment of a Trustee and make a substitute appointment immediately thereafter. The Trustee or Trustees appointed by the Board shall serve on such terms as to remuneration and otherwise as shall from time to time be agreed between the Company and such Trustee. Notwithstanding anything to the contrary in the Plan, the Trustee shall have such powers and duties in relation to the investment and change of investments of all or any part of the assets of the Trust Fund as provided in the Trust Agreement.

Neither the Committee nor the Plan Administrator shall have any fiduciary liability for the acts or omissions of such Trustee or be under an obligation to invest or otherwise manage that portion of the Trust Fund which is subject to the management of such Trustee.

Section 8.04 Administrative Expenses - Any administrative expenses with respect to the Plan and any expenses of the Committee or the Plan Administrator relating to administration of the Plan shall be paid out of the Trust Fund to the extent not paid by the Company or an Employer.

Section 8.05 Self Interest - No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits under the Plan.

Section 8.06 Records - The Plan Administrator may retain a record keeper which may be the Trustee to keep or cause to be kept such records and data as may be necessary for the administration of the Plan and to determine the amount of all benefits payable hereunder.

Section 8.07 Reports - The Plan Administrator shall cause to be prepared annually those reports showing the financial condition of the Trust Fund in reasonable summary and giving a brief account of the operations of the Plan for the past Plan Year and reflecting any further information which each Employer may require or which may be required by law. Such reports shall be submitted to each Employer and copies filed in the office of the Plan Administrator. The Plan Administrator shall make available to each Member for examination at reasonable times during business hours such of its records as pertain to that Member.

Section 8.08 Liability - The members of the Committee, the Plan Administrator (and its agents) and each Employer shall be entitled to rely upon all valuations, certificates, and reports furnished by the Trustee or by accountants or consultants selected by the Committee or Plan Administrator and approved by the Company, and upon all opinions given by any legal counsel selected by the Plan Administrator or the Committee and approved by the Company, or selected by the Company and the members of the Committee and each Employer shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon such Trustee, accountants, consultants or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Members and their Beneficiaries and all other persons.

The Company and each Employer shall indemnify members of the Committee, any individual (non-corporate) Trustee and any of their agents as well as agents of the Plan Administrator acting in behalf of the Plan against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act which constitutes a breach of fiduciary responsibility under ERISA or otherwise, except that due to a person’s own gross negligence or willful misconduct.

Section 8.09 Claims and Claims Review - (a) Each person who claims entitlement to any right or benefit under the Plan, or his duly authorized representative (a “Claimant”), may submit a claim with respect to that benefit or right. All claims shall be submitted in writing to the Plan Administrator and shall be accompanied by such information and documentation as the

Plan Administrator determines is required to make a ruling on the claim; provided, however, that when the Plan Administrator declines or does not conduct such initial claims procedure, a person who is designated by the Committee shall conduct such initial claims procedure. Upon receipt of a claim hereunder, the Plan Administrator shall consider the claim and shall render a decision and communicate the same to the Claimant. The Plan Administrator shall render a decision within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety-day (90) period. If special circumstances require an extension of time for processing, the Plan Administrator shall notify the Claimant prior to the commencement of the extension. The extension notice shall indicate (i) the special circumstances requiring the extension, and (ii) the date by which the Plan Administrator expects to render its decision.

(b) In the event that there is any adverse determination of a claim, the Claimant shall be given notice in writing, which shall set forth the following in a manner reasonably calculated to be understood by the Claimant:

(i)	the specific reason(s) for the adverse determination;

(ii)	reference to the specific Plan provisions on which the determination is based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Act following an adverse benefit determination on review.

(c) When there is an adverse benefit determination of a claim, the Claimant (an “Appellant”) shall have the right, within sixty (60) days after receipt of notice thereof, to file an appeal with the Committee. The written request for review of any denied claim for benefits or other disputed matter should be sent directly to the Committee. Appellants must follow the following appeals procedures:

(i)	All appeals shall be in writing, and shall set forth the reasons why the Appellant believes the adverse benefit determination is erroneous. The Appellant may be represented by counsel, or by another representative authorized in writing by Appellant in a manner specified by the Committee.

(ii)

The Appellant, or his counsel or duly authorized representative, may submit written comments, documents, records, and other information relating to the benefit claim. In addition, the Appellant shall have reasonable access, upon request and at no charge, to all documents, records, and other information relevant to the Appellant’s claim for benefits. The expense of a paid representative shall be borne by the Appellant.

(iii)	The Committee shall conduct a full and fair review of the entire claim taking into account all comments, documents, records, and other information submitted by the Appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv)	The Committee shall render a decision on the appeal not later than sixty (60) days after receipt of the written appeal, unless special circumstances (such as the need to hold a hearing, which shall permitted only subject to such rules established by the Committee (in its sole discretion) and only if the Committee in its sole discretion so provides) require an extension of time for processing. Such extension may not exceed sixty (60) days from the end of the initial period. If special circumstances require an extension of time for processing, the Committee shall notify the Appellant prior to the commencement of the extension. The extension notice shall indicate (i) the special circumstances requiring the extension, and (ii) the date by which the Committee expects to render its decision.

(v)	The decision on review shall be in writing, or via electronic means that satisfies the requirements of 29 C.F.R. Sections 2520.104b-l(c)(l)(i), (iii), and (iv), and shall set forth:

(A) the specific reason(s) for the adverse determination;

(B) reference to the specific Plan provisions on which the determination is based;

(C) a statement that the Appellant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Appellant’s claim; and

(D) a statement describing the Claimant’s right to bring an action under Section 502(a) of the Act.

(d) No Member, Spouse or Beneficiary may bring an action under Section 502(a) of the Act until and unless such individual has exhausted the claims procedure provided for under this Section 8.09. In addition, in no event may a claim be brought for Plan benefits under Section 502(a) of the Act any later than one (1) year after the final denial of an individual’s claim under Section 8.09.

(e) For all purposes under the Plan such decision on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding and conclusive on all interested persons as to participation and benefit eligibility, the Member’s amount of Annual Compensation and as to any other matter of fact or interpretation relating to the Plan. All decisions on claims shall be made by the Committee in its sole discretion based on the Plan documents and shall be final and binding on all Members, Beneficiaries and other persons and entities.

ARTICLE IX

Amendment of the Plan

Section 9.01 General - The Board may amend the Plan at any time and from time to time. Except where necessary to qualify the Plan or to maintain the qualification of the Plan under the Code, no amendment shall reduce any then accrued or vested interests of a Member nor shall it reduce any “accrued benefit” of a Member as such term is given meaning under Section 411(d)(6) of the Code and the regulations thereunder.

No part of the Trust Fund, other than such part as may be required to pay taxes, administration expenses and fees, or as otherwise permitted under ERISA or the Code, shall by reason of any amendment or otherwise be used or diverted to purposes other than for the exclusive benefit of Members and Beneficiaries.

ARTICLE X

Termination of Plan

Section 10.01 General - While the Plan is intended to be permanent, the Company may terminate or partially terminate the Plan at any time, or any Employer may withdraw from participation in the Plan. Written notice of such termination, setting forth the date thereof, shall be given to both the Trustee and the Plan Administrator.

Section 10.02 Termination - Upon a termination or partial termination of the Plan, whether in writing or in operation, or upon a complete discontinuance of contributions thereunder, (i) no further contributions shall be made under the Plan for any affected Member, (ii) all of the provisions of the Plan shall remain in full force other than the provisions for contributions, and (iii) the amount in each affected Member’s Individual Account shall be nonforfeitable.

Section 10.03 Termination of Employer Participation - (a) Any Employer, with the consent of the Company or its delegate may terminate its participation in the Plan by giving the Plan Administrator prior written notice specifying a termination date which shall be the last day of a month at least sixty (60) days subsequent to the date such notice is received by the Plan Administrator. The Company may terminate any Employer’s participation in the Plan as of any termination date specified by the Company, for the failure of the Employer to make contributions or to comply with any provision of the Plan.

(b) Upon the termination of participation in the Plan as to any Employer, such Employer shall not make any further contributions under the Plan and no amount shall thereafter be payable under the Plan to or in respect of any Members then employed by such Employer, except as provided in this Section 10.03. To the maximum extent permitted by law, any rights of Members no longer employed by such Employer and of former Members and their Beneficiaries and surviving Spouses under the Plan shall be unaffected by such termination of participation and any transfers, distributions or other dispositions of the assets of the Plan as provided in Section 11.04 shall constitute a complete discharge of all liabilities under the Plan with respect to such Employer participation in the Plan and any Member then employed by such Employer.

Section 10.04 Distribution of Trust Fund - Upon termination of the Plan, the Company, in its sole discretion, may elect to terminate the Trust Agreement. In such event, each Member’s Individual Account shall be paid to such Member (or Beneficiary of a deceased Member) in a lump sum, as soon as practicable after applicable regulatory approvals. Any unallocated shares of Company Stock then held by the Plan shall be allocated to the Individual Accounts of all Members immediately prior to such termination pursuant to the provisions of Section 3.02.

ARTICLE XI

Miscellaneous Provisions

Section 11.01 Construction - The provisions of the Plan shall be construed, regulated and administered in accordance with the provisions of ERISA, the Code, and other applicable Federal law, including, without limitation, the Defense of Marriage Act, and, to the extent not inconsistent therewith, if any determination is to be made with respect to the Plan under applicable state law, the laws of the State of Florida shall apply.

Section 11.02 Limitation of Rights - The adoption and maintenance of the Plan shall not be deemed to constitute a contract between any Employer and any Employee or Member, and nothing herein contained shall be deemed to give to any Employee or Member the right to be retained in the employ of any Employer or to interfere with the right of any Employer to discharge any Employee or Member at any time.

Section 11.03 Limitation of Liability - All benefits payable under the Plan shall be paid or provided for solely from the Trust Fund and each Employer assumes no liability or responsibility therefor.

Section 11.04 Mergers and Consolidations of Plans or Transfers of Assets - The Company may direct the merger or consolidation of the Plan or the transfer of all or a portion of the assets of the Plan to another plan. Further, an Employer withdrawing from the Plan may request the transfer of assets of the Plan allocable to Members who are its Employees to another plan. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to, any other plan, each Member shall (if such plan is then terminated) be entitled in accordance with Section 414(1) of the Code to receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Section 11.05 Return of Contributions - Any contribution made by an Employer under a mistake of fact may be returned to the Employer by the Trustee within one year after the payment of the contribution and the Individual Account of any Member affected shall be adjusted accordingly. If and to the extent a deduction under Section 404 of the Code for an Employer contribution is disallowed, the contribution shall be returned to the Employer by the Trustee within one year after the disallowance of the deduction, and the Individual Account of any Member affected shall be adjusted accordingly.

Section 11.06 Gender and Number - All references herein to the masculine shall be read in the masculine or feminine and all references herein to the singular shall be read in the singular or plural, unless the context shall otherwise require.

ARTICLE XII

Top-Heavy Provisions

Section 12.01 General - Notwithstanding any other provision of this Plan to the contrary, this Article XII shall apply to any Plan Year, if the Plan is deemed to be a Top-Heavy Plan, as hereinafter defined, for such Plan Year.

Section 12.02 Applicable Definitions - The defined terms used in this Article XII not otherwise defined in Article I hereof shall have the following meanings:

(a) “Determination Date” means the last day of the preceding Plan Year, if any; otherwise the last day of the Plan Year.

(b) “Determination Period” means the Plan Year ending on the Determination Date.

(c) For purposes of this Article XII, the term “Employee” will not include individuals who have not performed an Hour of Service during the Determination Period.

(d) “Key Employee” means an Employee, a former Employee, or the Beneficiary of an Employee or a former Employee who, at anytime during the Determination Period was:

(i)	an officer of an Employer having Annual Compensation greater than fifty percent (50%) of the amount in effect under Section 415(b)(l)(A) of the Code for any such Plan Year, provided that not more than fifty (50) Employees or, if less, the greater of three (3) Employees or ten percent (10%) of the Employees shall be considered as officers for purposes of this subparagraph;

(ii)	a five percent (5%) owner (within the meaning of Section 416(i) of the Code) of the Employer;

(iii)	a one percent (1%) owner (within the meaning of Section 416(i) of the Code) of the Employer having an annual compensation (within the meaning of Treasury Regulation Section 1.415 -2(d)) from the Employer of more than $160,000. A non-Key Employee is any Employee who is not a Key Employee.

The determination of who is a Key Employee shall be made in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(e) “Required Aggregation Group” means:

(i)	Each stock bonus, pension, or profit-sharing plan of the Employer and/or Affiliated Entity (whether or not terminated) in which a Key Employee participates at any time during the Determination Period and which is intended to qualify under Section 401 (a) of the Code.

(ii)	Each other stock bonus, pension or profit-sharing plan of an Employer and/or Affiliated Entity which enables any plan in which a Key Employee participates to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

(f) “Permissive Aggregation Group” means a Required Aggregation Group or, at the election of the Employer, a Required Aggregation Group plus one or more plans of the Employer and/or Affiliated Entity (whether or not terminated) which are not part of the Required Aggregation Group but which together with the Required Aggregation Group satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

(g) “Accrued Benefit Value” means with respect to each Employee with an accrued benefit during the Determination Period the sum of:

Actuarial assumptions approved by the Plan Administrator, in accordance with Treasury Department regulations, shall be utilized in determining present values.

(h) “Account Value” means the sum of:

(i)	the aggregate balance of the account(s) of an Employee under the plan(s) as of the Valuation Date;

(ii)	any contributions allocated to such account(s) after the Valuation Date and on or before the Determination Date; and

(iii)	the aggregate distributions made with respect to such account(s) during the Determination Period and not reflected in the value of the account(s) as of the most recent Valuation Date under (i) above.

The determination of Accrued Benefit Value and Account Value shall be made in accordance with Treasury Department regulations.

(i) “Valuation Date” means the valuation date of the applicable plan within the twelve (12) month period ending on the Determination Date.

Section 12.03 Applicability - The Plan shall be a “Top-Heavy Plan” if, as of the Determination Date, (a) the Account Values of Key Employees exceed sixty percent (60%) of the Account Values of all Employees and Key Employees (but excluding for all purposes the Account Values of former Key Employees) under the Plan, or (b) the Plan is part of a Permissive Aggregation Group and the Permissive Aggregation Group is a Top-Heavy Group.

In determining whether this Plan is a Top-Heavy Plan, all Employers and Affiliated Entities shall be treated as a single Employer and all plans that are part of the Required Aggregation Group shall be treated as a single plan. Solely for purposes of determining whether this Plan is a “Top-Heavy Plan,” the Accrued Benefit Values and the Account Values of any Employee who has performed no services for any Employer maintaining the Plan at any time during the Plan Year ending on the Determination Date shall be disregarded.

The Plan shall be part of a “Top-Heavy Group” if, as of the Determination Date, the sum of:

(a)	the Accrued Benefit Values of Key Employees under all defined benefit plans included in the Required Aggregation Group, and

(b)	the Account Values of Key Employees under all defined contribution plans included in the Required Aggregation Group, exceeds sixty percent (60%) of the sum of:

(i)	the Accrued Benefit Values of all Employees under such defined benefit plans included in the Required Aggregation Group, and

(ii)	the Account Values of all Employees under such defined contribution plans included in the Required Aggregation Group, excluding for all purposes the Accrued Benefit Values and Account Values of former Key Employees.

Notwithstanding the foregoing provisions of this Section 12.03, the Plan shall not be considered a Top-Heavy Plan for any Plan Year in which it is part of a Required Aggregation Group or Permissive Aggregation Group which is not a Top-Heavy Group.

The Accrued Benefit Values of Key Employees and the Account Values of Key Employees as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The immediately preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than Severance from Employment, death or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The accrued benefits and accounts of any individual who has not performed services for an Employer during the 1-year period ending on the Determination Date shall not be taken into account.

Section 12.04 Minimum Allocation - If the Plan is a Top-Heavy Plan in a Plan Year, the Employer shall contribute on behalf of each Member who is not a Key Employee for such Plan Year to the extent not otherwise contributed by the Employer for such Plan Year on behalf of the Member to any other qualified plan maintained by the Employer, the lesser of (a) three percent (3%) or (b) the highest percentage of Employer contributions (including salary deferral contributions by the Employer pursuant to Section 401 (k) of the Code) allocable to a Key Employee for such Plan Year of each such Member’s compensation up to a maximum of $160,000 for such Plan Year within the meaning of Treasury Regulation Section 1.415-2(d). The determination of the highest percentage of Employer Contributions allocable to a Key Employee for a Plan Year shall be made for each such Key Employee by dividing the contributions made on behalf of each Key Employee by his Annual Compensation. Contributions made pursuant to this Section 12.04 to Members who are not Key Employees shall be allocated to the Individual Accounts of Members who are Employees on the last day of the

Plan Year. In the event a Member otherwise entitled to a minimum allocation hereunder is also a participant in a defined benefit qualified plan that is determined to be a Top-Heavy Plan for the Plan Year, such Member shall not receive a minimum allocation hereunder.

IN WITNESS WHEREOF, this instrument has been executed this 26th day of January, 2011.

ROTECH HEALTHCARE INC.

By:	/s/ Steven P. Alsene
By:	Steven P. Alsene
Title:	Chief Financial Officer